Exhibit 99.1
AeroGrow Reports Results for the Fiscal Year Ended March 31, 2012

•	$298,498 EBITDA profit for the fiscal year is $3.1 million better than the prior year and marks the first annual EBITDA profit in the Company’s history

•	$1.6 million equity raise and restructured balance sheet improves liquidity and reduces long term debt

Boulder, CO – June 26, 2012 - AeroGrow International, Inc. (OTCQB:AERO) ("AeroGrow" or the "Company"), makers of the AeroGarden® line of indoor gardening products, announced results for the fiscal year ended March 31, 2012.

AeroGrow reported an EBITDA profit of $298,498, representing the Company’s first-ever full year EBITDA profit, and a $3.1 million improvement over the EBITDA loss reported in the prior year.  The turnaround was driven by the Company’s success in improving marketing efficiency, increasing gross margins, exiting low margin sales channels, and reducing overhead costs.

“Delivering our first-ever full year EBITDA profit marks a proud day for AeroGrow,” said Mike Wolfe, AeroGrow’s President and Chief Executive Officer.  “We’ve worked hard to restructure our operations, shift our focus to the direct-to-consumer sales channels and dramatically reduce our breakeven revenue level.  Our results for the year show the benefits of those efforts.”

To achieve the EBITDA profit, the Company drove an increase in its gross margin to 49.4%, which was more than 19 percentage points higher than the prior year because of strategic price increases, greater promotional discipline, and reduced warehouse and fulfillment costs.  Also contributing to the EBITDA improvement was a $1.9 million, or 35%, reduction in overhead expense reflecting the Company’s continuing focus on cost controls.

During the year, the Company continued its strategic transition away from the low margin retail channel, resulting in a significant year-over-year decline in sales to retailers.  In addition, the Company’s direct-to-consumer revenue was adversely impacted by liquidity challenges the Company faced during the first half of the fiscal year.  These liquidity issues caused inventory shortages that impacted the Company’s ability to fully meet customer demand, and contributed to a 51% reduction in revenue-generating advertising.  Overall, these effects resulted in the Company’s total net revenue falling by 27.2% relative to the prior year.

On June 5, 2012, the Company announced that it raised $1.6 million in new equity capital, the final step in a broad restructuring of its balance sheet that converted more than $7.4 million in face value of debt and all of the Company’s preferred stock into common equity, simplifying the Company’s capital structure, strengthening the balance sheet, and dramatically reducing the impact of interest costs and principal repayments on the Company’s future cash flow.

“In the coming months we plan to leverage our improved operating performance and stronger balance sheet by launching a series of major growth initiatives that include expanding into new sales channels, introducing  a number of new products, our first concerted public relations program in years, and an increase in our direct-to-consumer marketing efforts,” continued Mr. Wolfe.  “We believe that the combination of continued passion on the part of consumers for the AeroGarden, our improved financial condition, and the launching of these growth initiatives should once again make AeroGrow an exciting story worth following.”

RESULTS OF OPERATIONS

For the fiscal year ended March 31, 2012 (“Fiscal 2012”), our net sales totaled $8,230,424, a decrease of 27.2% from the fiscal year ended March 31, 2011 (“Fiscal 2011”).

Our sales to retailer customers declined by 67.1% to $710,471, representing almost half of the overall sales decrease we experienced during Fiscal 2012.  The reduction in sales to retailers reflected a combination of factors, but principally reflected our decision to de-emphasize sales to retailers because of the higher risk and lower margins associated with these sales.  In addition, due to severe cash constraints experienced during Fiscal 2012, we were unable to procure inventory to meet demand from our retailer customers, which had a significant adverse effect on our sales to retailers in Fiscal 2012.  As of March 31, 2012, our products were being carried in approximately 500 retail storefronts, as compared to approximately 575 a year earlier.

Our direct-to-consumer sales also declined, by 17.7% to $7,386,847, principally because of a 51.3% decrease in our spending on revenue-generating advertising, reflecting our increased utilization of electronic marketing media, the impact of cash constraints we experienced in our first and second fiscal quarters, and the impact of an initiative to test the network marketing sales channel that began in late April 2011 and continued through the first week of August 2011.  As part of that test we increased the average pricing on our products and reduced our promotional activity in other channels, which resulted in reduced demand for our products through our direct response and retail channels during that time period.  Nonetheless, we did deliver a 68.9% year-over-year increase in the efficiency of our marketing efforts during Fiscal 2012, as measured by dollars of direct-to-consumer sales per dollar of advertising expense, which partially offset the impact on sales of the decline in advertising spending.  Sales per dollar of advertising expense averaged $9.83 during Fiscal 2012, as compared to $5.82 per dollar of advertising expense in Fiscal 2011.  Sales to international distributors also fell in Fiscal 2012, by 25.8% to $133,106, as we did not promote international sales and relied exclusively on reorders from our existing customers.

The combination of these factors resulted in a year-over-year decline in total net sales of 27.2% to $8,230,424 in Fiscal 2012.

Our gross margin for Fiscal 2012 was 49.4%, up from 29.9% in the prior year.  The increase in percentage margin reflected a variety of factors experienced during Fiscal 2012, including a greater mix of higher-margin direct-to-consumer and seed kit and accessory revenue, higher average pricing, and efficiencies achieved in our assembly, fulfillment, and distribution operations.

Operating expenses for Fiscal 2012 totaled $4,358,203, 38.3% or $2,705,711 lower than the prior fiscal year.  This decrease reflected a variety of cost saving initiatives, staffing reductions, and lower spending on advertising and promotion.  Sales and marketing costs were reduced by 46.0%, including a $791,483, or 51.3% reduction in advertising spending caused in large part by the cash constraints we experienced during the first and second fiscal quarters of Fiscal 2012, as well as by a shift in our spending toward less expensive electronic media.  General and administrative expense totaled $2,278,491 during Fiscal 2012, and was down 26.9%, or $837,955, from Fiscal 2011.  The lower general and administrative expense primarily reflected the impact of lower headcount and a furlough program we implemented in the second fiscal quarter of Fiscal 2012, as well as spending reductions in all areas, including legal expenses, administration, and facility and office-related expenses.  Research and development costs also declined year-over-year, by $138,509 in Fiscal 2012, reflecting lower headcount and reduced product development activity relative to the prior fiscal year.

Our loss from operations totaled $292,455 for Fiscal 2012, as compared to a loss of $3,679,389 in the prior year.  The lower loss reflected the impact of margin improvements, cost savings initiatives and lower media spending which offset the impact of lower sales during Fiscal 2012.

Other expense for Fiscal 2012 totaled $3,258,579 as compared to $4,242,351 in the prior year. The net other expense in Fiscal 2012 included $2,918,040 in non-cash expense related to: (i) the amortization of deferred financing costs, and (ii) the amortization of a calculated debt discount (including amounts accelerated because of the conversion of convertible debt into common stock during the period).  The vast majority of these charges related to convertible notes issued during Fiscal 2011.  These notes were considered to have been issued at a discount because they had a conversion price lower than the market price of our stock at the time of issuance, and because the notes were issued with warrants to purchase our common stock. The resulting discount is being amortized to expense over the three-year life of the notes, as are the related financing costs.  In addition, current year other expense included $415,405 in net gains related to negotiated discounts on accounts payable and debt balances.  In Fiscal 2011, other expense included the impact of $3,267,566 in non-cash expense related to deferred financing costs and debt discount amortization.

Our net loss for Fiscal 2012 totaled $3,551,034, down $4,370,706 from the prior year due to the reduced operating loss and the year-over-year reduction in net other expense.

AEROGROW INTERNATIONAL, INC.
Statements of Operations

	Years ended March 31,
	2012	2011	2010

Product sales, net	$8,230,424	$11,313,212	$17,251,347
Cost of revenue	4,164,676	7,928,687	11,846,399
Gross Profit	4,065,748	3,384,525	5,404,948

Operating expenses
Research and development	48,669	187,178	424,741
Sales and marketing	2,031,043	3,760,290	6,104,742
General and administrative	2,278,491	3,116,446	5,112,647
Total operating expenses	4,358,203	7,063,914	11,642,130

(Loss) from operations	(292,455)	(3,679,389)	(6,237,182)

Other (income) expense, net
Interest (income)	(18)	(8,582)	(8,537)
Interest expense	3,328,835	3,787,684	931,468
Interest expense – related party	473,932	415,109	117,382
Other (income) expense, net	(544,170)	48,140	(946,290)
Total other (income) expense, net	3,258,579	4,242,351	94,023

Net (loss)	$(3,551,034)	$(7,921,740)	$(6,331,205)

Net (loss) per share, basic and diluted	$(0.18)	$(0.56)	$(0.50)

Weighted average number of common shares outstanding, basic and diluted	19,516,701	14,240,761	12,564,140

AEROGROW INTERNATIONAL, INC.
Condensed Balance Sheet

	March 31, 2012	March 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$501,577	$355,781
Restricted cash	42,756	162,837
Accounts receivable, net of allowance for doubtful accounts of $768 and $17,791 at March 31, 2012 and 2011, respectively	221,713	290,997
Other receivables	197,076	260,692
Inventory, net	1,784,424	2,547,570
Prepaid expenses and other	309,340	335,854
Total current assets	3,056,886	3,953,731
Property and equipment, net of accumulated depreciation of $2,709,075 and $2,525,853 March 31, 2012 and 2011, respectively	133,768	359,962
Other assets
Intangible assets, net of $120,923 and $24,834 of accumulated amortization at March 31, 2012 and 2011, respectively	198,490	273,081
Deposits	145,744	159,631
Deferred debt issuance costs, net of accumulated amortization of $1,449,581 and $737,531 March 31, 2012 and 2011, respectively	844,116	1,488,491
Total other assets	1,188,350	1,921,203
Total Assets	$4,379,004	$6,234,896
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$607,840	$1,506,841
Notes payable	633,995	350,798
Notes payable – Related party	307,821	211,321
Current portion - long term debt – Related Party	100,464	13,947
Current portion – long term debt	988,589	1,168,160
Accrued expenses	252,562	614,234
Customer deposits	8,270	122,377
Deferred rent	6,207	22,513
Total current liabilities	2,905,748	4,010,191
Long-term debt	5,892,590	3,716,229
Long-term debt-related party	702,708	359,751
Total liabilities	9,501,046	8,086,171
Commitments, and contingencies
Stockholders' equity (deficit)
Preferred stock, $.001 par value, 20,000,000 shares authorized, 7,526 and 7,576 issued and outstanding at March 31, 2012 and 2011, respectively	8	8
Common stock, $.001 par value, 500,000,000 shares authorized, 20,994,160 and 19,244,160 shares issued and outstanding at March 31, 2012 and 2011, respectively	20,994	19,244
Additional paid-in capital	62,602,533	62,324,016
Accumulated (deficit)	(67,745,577)	(64,194,543)
Total Stockholders' Equity (Deficit)	(5,122,042)	(1,851,275)
Total Liabilities and Stockholders' Equity (Deficit)	$4,379,004	$6,234,896

AEROGROW INTERNATIONAL, INC.

SUPPLEMENTAL INFORMATION

SALES BY CHANNEL

	Fiscal Years Ended March 31,
	2012	2011	2010
Net revenue
Direct-to-consumer	89.8%	79.3%	57.5%
Retail	8.6%	19.1%	40.1%
International	1.6%	1.6%	2.4%
Total net revenue	100.0%	100.0%	100.0%

SALES BY PRODUCT

	Fiscal Years Ended March 31,
	2012	2011	2010
Revenue
AeroGardens	44.9%	56.0%	66.4%
Seed Kits and Accessories	55.1%	44.0%	33.6%
Total sales	100.0%	100.0%	100.0%

EBITDA CALCULATION

	Fiscal Years Ended March 31,
	2012	2011
Operating Loss	$(292,455)	$(3,679,389)
Add Back Non-Cash Items:
Depreciation	235,972	680,452
Amortization	96,089	17,980
Stock based compensation	258,892	138,804
Total Non-Cash Items	590,953	837,236

EBITDA	$298,498	$(2,842,153)

EBITDA is a non-GAAP measure.  The GAAP measure most directly comparable to EBITDA is net earnings. The non-GAAP financial measure of EBITDA should not be considered as an alternative to net earnings. EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Because EBITDA excludes some, but not all, items that affect net earnings and is defined differently by different companies, our definition of EBITDA may not be comparable to similarly titled measures of other companies.

About AeroGrow International, Inc.

Founded in 2002 in Boulder, Colorado, AeroGrow International, Inc. is dedicated to the research, development and marketing of the AeroGarden line of foolproof, dirt-free indoor gardens. AeroGardens allow anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. See www.aerogrow.com.

FORWARD-LOOKING STATEMENTS

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by Mike Wolfe, and/or the Company, statements regarding growth of the AeroGarden product line, ability to raise capital, optimism related to the business, expanding sales, and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings, including in “Item 1A Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Contact:

Company
John Thompson
AeroGrow International, Inc.
303-444-7755